Exhibit 10.37

Execution Copy

RIB-X PHARMACEUTICALS, INC.

EMPLOYEE NON-DISCLOSURE AND DEVELOPMENTS AGREEMENT

As a condition of my employment with Rib-X Pharmaceuticals, Inc. its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1. Company’s Business. I acknowledge that the Company is engaged in the business of discovering, developing and commercializing antibiotics (the “Business”).

2. Confidential Information. I acknowledge that for the purposes of this Agreement, the term “Confidential Information” shall mean all information (financial, technical or otherwise) in whatever form (written, oral or otherwise) that relates to the Company’s Business and which is disclosed to me or acquired by me in the course of my employment in any way concerning the trade secrets, projects, activities, business, clients, trade practices, know-how or affairs of the Company, its parents, subsidiaries and affiliates, including, without limitation, all information concerning research, development tools, applications, products, business formulas, discoveries, ideas, concepts, know-how, techniques, diagrams, flow charts, data, algorithms, source and object code, methods of operations, solutions, tools, marketing and development plans, customer or investor names, transactions, acquisitions, all marketing plans, strategies and forecasts and other technical or business information, regarding existing and/or contemplated products, processes, techniques or know-how, or any data or information developed by me pursuant to the performance of my services hereunder. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the Confidential Information involved.

3. Use of Confidential Information.

(a) During the course of my employment, I acknowledge that I will have access to Confidential Information. Therefore, during the term of my employment, and for all times thereafter, I will treat as confidential and, except as required in the performance of my employment duties and responsibilities, will not disclose, publish, use or otherwise make available to the public or to any individual, firm or corporation any Confidential Information.

(b) I shall notify the Company immediately upon discovery of any unauthorized disclosure of Confidential Information, use of Confidential Information other than in carrying out my duties with the Company, or any other breach of this Agreement by me, and will cooperate with the Company in every reasonable way to help the Company regain possession of the Confidential Information and prevent its further unauthorized use.

4. Return of Confidential Information. I agree that all Confidential Information, together with all notes and records relating thereto, and all copies, duplicates, reproductions, facsimiles or excerpts thereof in my possession, are the exclusive property of the Company. I will return promptly all such materials to the Company upon the termination of my employment or upon the Company’s demand. In addition, I will return promptly to the Company upon the conclusion of my employment all reports, files, memoranda, records and software, credit cards, cardkey passes, door and file keys, computer access codes or disks, instructional material, and other physical or personal property which I receive or prepare in connection with my employment with the Company.

5. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

6. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my duties for the Company consistent with the Company’s agreement with such third party.

7. Proprietary Rights.

(a) I agree to assign, and hereby assign, to the Company, without additional compensation, all right, title and interest in all creations, inventions, ideas, designs, copyrightable materials, trademarks, and other technology and rights (and any related improvements or modifications), whether or not subject to patent or copyright protection (collectively, “Creations”), relating to any activities of the Company that are conceived or developed by me in the course of my employment, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of my employment for any reason. Such Creations shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act.

(b) I agree to promptly inform the Company of any such Creations. I will also allow the Company to inspect any Creations I conceive or develop within (i) one (1) year after the termination of my employment for any reason, or (ii) during the Salary Continuation Period (as that term is defined in the Employment Agreement), whichever period is greater, to determine if they are based on Confidential Information. I will (whether during my employment or after the termination of my employment) execute such written instruments and do other such acts as may be necessary in the opinion of the Company or its counsel to secure the Company’s rights in the Creations, including obtaining a patent, registering a copyright, or otherwise (and I hereby irrevocably appoint the Company and any of its officers as my attorney in fact to undertake such acts in my name). I agree that my obligation to execute written instruments and otherwise assist the Company in securing its rights in the Creations will continue after the termination of my employment for any reason.

(c) To the extent, if any, that I retain any right, title or interest with respect to any Creations that are delivered to the Company or relate to my employment with the Company, I hereby grant to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license (i) to modify all or any portion of such Creations, including, without limitation, the making of additions to or deletions from such Creations, regardless of the medium (now or hereafter known) into which such Creations may be modified and regardless of the effect of such modifications on the integrity of such Creations, and (ii) to identify me, or not to identify me, as one or more authors of or contributors to such Creations or any portion thereof, whether or not such Creations or any portion thereof have been modified. I further waive any “moral” rights, or other rights with respect to attribution of authorship or integrity of such Creations that I may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

(d) I have attached to this Agreement as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

8. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity competitive with the Business of the Company, nor will I engage in any other activities that conflict with my obligations to the Company.

9. Non-Competition. During my employment and for a period of one (1) year following the date on which my employment with the Company terminates for any reason (the “Restricted Period”), I shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (existing on the date that my employment with the Company terminates and/or during the one-year period thereafter) that competes with the Business conducted by the Company or any of its subsidiaries or affiliates within any area in which the Company conducts its Business on the date that my employment with the Company terminates. Notwithstanding the foregoing, my ownership of securities of a public company engaged in competition with the Company’s Business not in excess of two percent (2%) of any class of such securities shall not be considered a breach of the covenants set forth in this Section.

10. Non-Solicitation. I agree that during the Restricted Period, I will not, directly or indirectly, take any of the following actions, and, to the extent that I own, manage, operate, control, am employed by or participate in the ownership, management, operation or control of, or am connected in any manner with, any business of the type and character engaged in and competitive with the Business of the Company or any of its subsidiaries or affiliates during the period of my employment, I will use my best efforts to ensure that such business does not take any of the following actions:

(a) persuade or attempt to persuade any customer of the Company to cease doing business with the Company or any of its subsidiaries or affiliates, or to reduce the amount of business it does with the Company or any of its subsidiaries or affiliates;

(b) solicit for me or for any person or entity other than the Company, the business of any customer of the Company or any of its subsidiaries or affiliates that was a customer of the Company within six months prior to the termination of my employment;

(c) persuade or attempt to persuade any present employee of the Company or any of its subsidiaries or affiliates, or any individual who was its employee or any of its subsidiaries or affiliates during the two (2) years prior to the termination of my employment, to leave the employ of the Company or any of its subsidiaries or affiliates; or

(d) knowingly hire or offer employment to any present senior (at the level of vice president or higher) employee of the Company or any of its subsidiaries or affiliates, or any individual who was its senior (at the level of vice president or higher), employee or any of its subsidiaries or affiliates during the two (2) years prior to the termination of my employment.

11. Special Remedy. I recognize that the Confidential Information to be protected by this Agreement is special, unique and extraordinary in character, and that in the event of any breach by me of any of the terms or conditions of this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages from me for any such breach or to enforce the specific performance of this Agreement by me. I further acknowledge that a breach of my obligations under this Agreement could cause the Company irreparable harm for which no adequate remedy at law would be available, and that the Company in such circumstances would be entitled to injunctive relief preventing or enjoining any breach of my obligations, without the need to post any bond. I specifically consent to the jurisdiction of the United States District Court for the District of Connecticut, or if that court is unable to exercise jurisdiction for any reason, to the Superior Court of Connecticut, the New Haven Judicial Branch, for this purpose and irrevocably waive any objection I now have or hereafter may have as to the venue of any such action brought under this Section.

12. Miscellaneous.

(a) Covenants Reasonable. I expressly acknowledge and agree that the covenants set forth herein are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the Company, as well as the proprietary and other legitimate business interests of the Company. I further acknowledge and agree that the covenants and agreements set forth herein constitute a significant part of the consideration given by me to the Company in exchange for the payment of my salary and benefits by the Company, and are a material reason for such payment.

(b) Indemnification. I agree to indemnify and hold the Company harmless from and against any and all damages, losses or expenses, including attorneys’ fees, relating to any breach by me of my obligations under this Agreement.

(c) At-Will Employment. I understand and acknowledge that this Agreement is not intended to, and shall not be construed as, creating a contract of employment for any specific duration. Unless I have entered into a written employment contract signed by an officer of the Company providing otherwise, my employment with the Company remains “at-will”, meaning that either I or the Company may, at any time, terminate my employment with or without cause and with or without notice.

(d) Validity. I agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope or activity, I agree that such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(e) Waivers. The waiver by the Company or me of any right under this Agreement or of any failure to perform or any breach by the other shall not be deemed a waiver of any other right under this Agreement or of any other failure or any other breach by such party, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(f) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

(g) Successors; Binding Agreement. This Agreement and the rights and obligations of the Company and me under this Agreement shall inure to our benefit and to the benefit of our respective heirs, personal representatives, successors and assigns. I specifically agree that the Company may assign this Agreement to any successor.

(h) Entire Agreement. This Agreement, and the Employment Agreement, set forth the entire agreement and understanding of the Company and me with respect of its subject matter, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, executive or representative of either party in respect of said subject matter.

(i) Headings Descriptive. The headings of the Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of this Agreement.

(j) Capacity. I represent and warrant that I am not a party to any agreement that would prohibit me from entering into this Agreement or performing fully my obligations under this Agreement.

Date:	March 19, 2010	/s/ Mark Leuchetenberger
Signature

Mark Leuchtenberger